EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 4 to the Registration Statement on Form S-1 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated December 19, 2023, relating to the consolidated financial statements, which appears in the Annual Report on Form 10-K of Know Labs, Inc. for the year ended September 30, 2023.  We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ BPM LLP

BPM LLP

Santa Rosa, California

July 24, 2024